CONFIDENTIAL SHARE EXCHANGE AGREEMENT

(amendment to the confidential share exchange agreement signed between the parties on January 31, 2009)

THIS AGREEMENT is made effective as of the 29th day of December, 2010

AMONG:

ACRONGENOMICS INC., a corporation formed pursuant to the laws of the State of Nevada and having an office for business located at Fairfax House, 15 Fulwood Place, London, UK WC1V6AY

("Acrongenomics")

AND:

VARDISTO INVESTMENTS LIMITED, a Cyprus company having an office for business located at 1 Lambousa Street, 1095 Nicosia, Cyprus

("Vardisto")

AND:

THE UNDERSIGNED BENEFICIAL SHAREHOLDER OF VARDISTO AS LISTED ON SCHEDULE 1 ATTACHED HERETO

(the "**Selling Shareholder**")

WHEREAS:

A. A Confidential Share Exchange Agreement between the parties has been signed on January 31, 2009, regarding the purchase, by Acrongenomics, of 1,200, or 60%, of the issued and outstanding common shares of Vardisto held by the Selling Shareholder;

B. As a consideration to this and upon the terms and subject to the conditions set forth in this past Agreement of January 31, 2009, Acrongenomics had agreed to issue 9,000,000 common shares in the capital of Acrongenomics to the Selling ShareholderShareholder has agreed to sell 1,200 issued and outstanding common shares of Vardisto held by the Selling Shareholder to Acrongenomics in exchange for common shares of Acrongenomics;

C. Since the transaction as stipulated in this past Agreement of January 31, 2009 has not been completed to date, due to unforeseen circumstances at that time, and because of the change of the general business environment and the global crisis conditions currently prevailing;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree each with the other to amend this past Agreement of January 31, 2009, as follows:

1. The Selling Shareholder sells all 2,000 issued and outstanding common shares of Vardisto, representing 100% of Vardisto's share capital, to Acrongenomics.

2. As a consideration for all 2,000 issued and outstanding common shares of Vardisto, representing 100% of Vardisto's share capital, Acrongenomics will issue a promissory note (as attached) for the benefit of the Selling Shareholder for a total amount of USD 2,000,000 (two million US Dollars).

3. The Closing of this transaction is expected to happen within this day of December 29, 2010, with the issuance of the promissory note (as attached) for the benefit of the Selling Shareholder.

4. As per the rest of its provisions, this past Agreement of January 31, 2009 between the parties remains in full force.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

ACRONGENOMICS INC.

Per: /s/ Platon Tzouvans
Authorized Signatory
Name: Platon Tzouvans
Title: President and Chief Executive Officer

VARDISTO INVESTMENTS LIMITED and SELLING SHAREHOLDER

Per: /s/ Efthymis Prinarakis
~~Signatory~~
Name: Efthymis Prinarakis

WITNESSED BY:
Constantine D. Poulios
Name
40 Pelopounissou str.
Address
GR - 153 41 Ag. Paraskevi
Attorney at Law
Occupation

/s/ Constantine D. Poulios